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THE LA QUINTA COMPANIES
EXHIBIT 21.1

SUBSIDIARIES OF LA QUINTA CORPORATION
AS OF JANUARY 31, 2003

Name	State of Incorporation
La Quinta Beverage Services, Inc.	Texas
La Quinta Arlington Beverage Services, Inc.	Texas
La Quinta Franchising LLC	Nevada
La Quinta Management Services LLC	Nevada
Incorporated by reference to Exhibit 21.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, No. 001-08132, except that Meditrust of Bedford, Inc. and Meditrust of Kansas, Inc. have been sold.

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THE LA QUINTA COMPANIES EXHIBIT 21.1
SUBSIDIARIES OF LA QUINTA CORPORATION AS OF JANUARY 31, 2003